[COMPANY'S LOGO]                                                     HOENIG

Contact:
Howard C. Naphtali
Chief Financial Officer
(212) 444-6160



                       ITG Completes Acquisition of Hoenig
           Transaction Expands ITG's Range into the Hedge Fund Market

     NEW YORK, NY, September 3, 2002 - Investment Technology Group, Inc. ("ITG") (NYSE: ITG), a leading provider of technology based equity trading services, today announced that it has completed the acquisition of Hoenig Group Inc. ("Hoenig"), a leading provider of trade execution and research services to alternative investment funds.

     Under the terms of the merger agreement dated February 28, 2002 and amended on July 2, 2002, ITG acquired Hoenig for $105 million with Hoenig shareholders receiving $11.35 per share and a contingent payment right entitling them to a pro rata share of the amount, if any, recovered (after taxes and expenses) on certain insurance and other claims related to the previously announced trading loss and unauthorized trading activity at Hoenig's United Kingdom subsidiary. Approximately $2.4 million, or $0.23 per share, was placed in escrow to fund the continued pursuit of these claims on behalf of Hoenig shareholders and option holders, with any unexpended amounts to be paid pro rata to holders of contingent payment rights, upon termination of the escrow.

"This acquisition accelerates our growth strategy in the hedge fund market with an established and expanding high-quality client base," said Robert J. Russel, ITG's Chief Executive Officer. "The combination of Hoenig's hedge fund expertise and ITG's proven trading technology should position us to achieve attractive growth rates."



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     Hoenig will be a wholly owned subsidiary of ITG with its U.S. operations reporting to newly named CEO Steven Sorice. Mr. Sorice joined ITG in 1994 and has been a Managing Director and Co-Head of Sales and Trading since 1999. "Combining ITG's pre- and post-trade analytical tools and advanced direct access capabilities with Hoenig's highly respected expertise in hedge fund customer service and trade execution will provide the institutional marketplace with a powerful suite of products that are second to none in our industry. Our collective efforts will enable our customers to enhance execution performance in these challenging market conditions," stated Mr. Sorice.

     Hoenig's operations in London will be integrated into ITG's European business under the supervision of Alasdair Haynes, ITG Europe's Chief Executive Officer. Hoenig's Hong Kong subsidiary will become part of ITG's Asian operations, under the supervision of Greg Robinson, ITG Australia's Chief Executive Officer.

About ITG

     ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT(R), the world's largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG's leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.



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In addition to historical information, this press release may contain
"forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the Company's ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; risk that the conditions to the closing of the Hoenig acquisition will not be satisfied; general economic conditions, internationally or nationally; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the Company's filings with the Securities and Exchange Commission including those on forms 10-K and 10-Q.



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